Exhibit 23.1

To Whom It May Concern:

We hereby consent to the use in the Registration Statement on Form S-1 of Bubblr, Inc., that was filed on or about September 8, 2022, of our Report of Independent Registered Public Accounting Firm, dated March 31, 2022, on the Consolidated Balance Sheets of Bubblr, Inc., as of December 31, 2021 and 2020, and the related Consolidated Statements of Operations and Comprehensive Loss, Changes in Stockholders' Equity (Deficit) and Cash Flows for the years then ended, which appear in such Registration Statement.

We also consent to the references to us under the heading “Experts” in such Registration Statement.

/s/ Pinnacle Accountancy Group of Utah

Pinnacle Accountancy Group of Utah

(a dba of Heaton & Company, PLLC)

Farmington, Utah

September 8, 2022